Exhibit 10(k)(iii)

APPENDIX F

TO THE NORTHROP GRUMMAN SUPPLEMENTAL PLAN 2

CPC Supplemental Executive Retirement Program

(Amended and Restated Effective as of January 1, 2012)

Appendix F to the Northrop Grumman Supplemental Plan 2 (the “Appendix”) is hereby amended and restated effective as of January 1, 2012. This restatement amends the January 1, 2011 restatement and includes changes that apply to Grandfathered Amounts.

F.01	Purpose. The purpose of this Program is to give enhanced retirement benefits to eligible elected officers of the Company’s Corporate Policy Council. This Program is intended to supplement benefits that are otherwise available under the Qualified Plans.

Effective as of December 31, 2014, the accrued benefits for all of the Participants under this Program shall be frozen. A Participant’s benefit under this Program will be based on his CPC Service and his Final Average Salary as of December 31, 2014, or at such earlier date that the Participant ceases to be eligible for the Program, less the applicable offsets determined on December 31, 2014, or such earlier applicable date. A Participant’s service after December 31, 2014 will be considered for the purposes of determining his vesting status, his early retirement eligibility, and calculating the early retirement reductions related to his frozen benefit.

F.02	Definitions and Construction.

(a)	Capitalized terms used in this Appendix that are not defined in this Appendix or Article I of the Plan are taken from the Qualified Plans and are intended to have the same meaning.

(b)	CPC Service.

(1)	Months of CPC Service will be determined under the rules of the Qualified Plans for determining Credited Service.

(2)	Only months of Credited Service after the commencement of a Participant’s tenure on the Corporate Policy Council will be counted.

(3)	Months of CPC Service will continue to be counted for a Participant until the earlier of (A) and (B):

(A)	The date the Participant ceases to earn benefit accrual service under either the Qualified Plans or some other defined benefit plan of the Affiliated Companies that is qualified under section 401(a) of the Code (“Successor Qualified Plan”).

(B)	Cessation of the officer’s membership on the Corporate Policy Council (whether because of termination of his membership or dissolution of the Council).

(C)	Examples: The following examples assume that the Participant continues to earn months of CPC Service under the Qualified Plans until termination of employment.

Example 1: Officer A terminates employment with the Affiliated Companies on March 31, 2004. At that time, he is still a member of the CPC. His service under this Program ceases to accrue on March 31, 2004.

Example 2: Officer B ceases to be a member of the CPC on December 31, 2005, though continuing to work for the Affiliated Companies after that date. His service under this Program ceases to accrue on December 31, 2005.

(4)	If a Participant is transferred to a position with an Affiliated Company not covered by a Qualified Plan, CPC Service will be determined as the Credited Service under the Participant’s last Qualified Plan.

(A)	If such a transfer occurs, the Participant will continue to earn deemed service credits as if he or she were still participating under the Qualified Plan.

(B)	Those deemed service credits will not be considered as earned under the Qualified Plan for purposes of determining:

(i)	benefits under the Qualified Plan or supplements to the Qualified Plan other than this Program, or

(ii)	the offset under Section F.04(b) below, including the early retirement factors associated with the plans included in the offset.

(c)	Eligible Pay. Subject to paragraphs (1) through (4) below, Eligible Pay will generally be determined under the rules of the Participant’s supplemental benefit plan (for section 401(a)(17) purposes).

(1)	For periods during which a Participant did not participate in a supplemental benefit plan, Eligible Pay will be determined by reference to the applicable qualified defined benefit retirement plan under which the Participant benefits.

(A)	Eligible Pay will be calculated without regard to any otherwise applicable limitations under the Code, including section 401(a)(17).

(B)	Eligible Pay will include compensation deferred under a Deferred Compensation Plan and in connection with the Northrop Grumman Electronic Systems Executive Pension Plan.

(C)	For purposes of (B), any compensation deferred will only be treated as compensation for Plan benefit calculation purposes in the year(s) payment would otherwise have been made and not in the year(s) of actual payment.

(2)	For periods during which a Participant did not participate in a supplemental benefit plan or a qualified defined benefit retirement plan, Eligible Pay will be his or her annualized base pay (determined in accordance with the Northrop Grumman Retirement Plan), plus any bonuses received.

(A)	Annualized base pay is calculated without regard to any otherwise applicable limitations under the Code, including section 401(a)(17).

(B)	Annualized base pay includes compensation deferred under a deferred compensation arrangement with those deferrals treated as compensation for Plan benefit calculation purposes in the year(s) payment would otherwise have been made and not in the year(s) of actual payment.

(3)	If a Participant experiences a Termination of Employment before December 31 of any year, Eligible Pay for the year in which the Participant’s Termination of Employment occurs is determined in accordance with the Standard Annualization Procedure in Article 2 of the Standard Definitions and Procedures for Certain Northrop Grumman Corporation Retirement Plans.

(4)	The following shall not be considered as Eligible Pay for purposes of determining the amount of any benefit under the Program:

(A)	any payment authorized by the Compensation Committee that is (1) calculated pursuant to the method for determining a bonus amount under the Annual Incentive Plan (AIP) for a given year, and (2) paid in lieu of such bonus in the year prior to the year the bonus would otherwise be paid under the AIP, and

(B)	any award payment under the Northrop Grumman Long-Term Incentive Cash Plan.

(d)	Final Average Salary will mean the Participant’s average Eligible Pay for the highest three of the last ten consecutive Plan Years. For this purpose, years will be deemed to be consecutive even though a break in service year(s) intervenes.

Notwithstanding the foregoing, for Participants whose employment ceases after 2005, all Plan Years after 1996 (not just the last ten) shall be considered in determining the highest three years of Eligible Pay. All benefits resulting from this change in determining the highest three years of Eligible Pay shall be subject to Code section 409A.

(e)	The benefits under this Program are designed to supplement benefits under the Qualified Plans and are therefore to be construed utilizing the same principles and benefit calculation methodologies applicable under the Qualified Plans except where expressly modified.

(f)	Benefits under this Program will be calculated without regard to the limits in sections 401(a)(17) and 415 of the Code.

F.03	Eligibility. Eligibility for benefits under this Program will be limited to those elected officers of the Company’s Corporate Policy Council, other than Charles H. Noski, designated as “Participants” by the Company’s Board of Directors or Compensation Committee. No Participant will be entitled to any benefits under this Appendix F until he or she becomes Vested under the Qualified Plans, except to the extent provided in Section F.08.

No individuals shall become eligible to participate in the Program after June 2009.

F.04	Benefit Amount. A Participant’s total accrued benefit under this Program is his or her gross benefit under (a), reduced by (b) (as modified by (c)), and adjusted under (d). The benefit calculated under this Section F.04 will be subject to the benefit limit under Section F.05.

(a)	A Participant’s gross annual benefit under this Program will equal 3.33% x Final Average Salary x months of CPC Service ÷ 12.

Effective July 1, 2009, a Participant’s gross annual benefit under this Program will equal the sum of (A), (B) and (C) below:

(A)	3.33% x Final Average Salary x months of CPC Service up to 120 months ÷ 12,

(B)	1.50% x Final Average Salary x months of CPC Service in excess of 120 months up to 240 months ÷ 12, and

(C)	1.00% x Final Average Salary x months of CPC Service in excess of 240 ÷ 12.

Notwithstanding the foregoing, if a Participant had 120 months or more of CPC Service on July 1, 2009, his gross annual benefit under this Program will equal his gross annual benefit under this Program on June 30, 2009 plus accruals in accordance with (B) and (C) above based on CPC Service after June 30, 2009.

(1)	The benefit payable is a single, straight life annuity commencing on the Participant’s Normal Retirement Date. The form of benefit and timing of commencement will be determined under Section F.06.

(2)	If a Participant’s benefit is paid under this Program before his Normal Retirement Date, the gross benefit will be adjusted for early commencement in accordance with Section G.04(c).

(b)	The gross benefit under (a) above (multiplied by any applicable early retirement factor) is reduced by the retirement benefits the participant is entitled to receive (including all early retirement subsidies, supplements, and other such benefits) under all defined benefit retirement plans, programs, and arrangements maintained by the Affiliated Companies, whether qualified or nonqualified (but not contributory or defined contribution plans, programs, or arrangements).

(c)	For purposes of the offset adjustment in subsection (b):

(1)	The Participant’s gross benefit under subsection (a) will be reduced only by the benefits accrued under the plans described in (b) for the period during which the Participant earns CPC Service.

(A)	No offset will be made for accruals earned before (or after) participation in this Program.

(B)	Offsets will be made for benefits accrued under any plan while a Participant:

(i)	is employed by the Affiliated Companies; or

(ii)	was employed by a company before it became an Affiliated Company.

(C)	The offset under (b) includes any benefit enhancements under change-in-control Special Agreements (including enhancements for age and service) that Participants have entered into with the Company (“Special Agreements”).

(D)	The offset under (b) does not include:

(i)	benefits accrued under the Supplemental Retirement Income Program for Senior Executives described in Appendix A; or

(ii)	Part II benefits under the Litton Restoration Plan and Litton Restoration Plan II.

(2)	If a Participant’s benefit under this Program commences upon reaching age 65, benefits under all the plans and programs described in (b) above will be compared on the basis of a single, straight life annuity commencing at age 65 using the assumptions in Section F.09.

(3)	If a Participant’s benefit under this Program commences before age 65, benefits under this Program will be offset for the plans described in (b) above by converting the benefits paid or payable from those plans to an actuarially equivalent single life annuity benefit commencing upon retirement. For this purpose, the benefit will be converted to an early retirement benefit under each applicable plan’s terms and further adjusted, if necessary, for different normal forms of benefits or different commencement dates using the actuarial assumptions in Section F.09.

(d)	A Participant’s benefit under this Program will be no less than the benefit that would have been accrued under Appendix G had the Participant been eligible to participate in that Program.

(1)	If the net benefit calculated under Appendix G would be greater than the benefit determined in accordance with Sections F.04(a) through (c), the Participant will receive an additional amount under this Program equal to the difference between the net benefit calculated under Appendix G and the benefit calculated under Sections F.04(a) through (c).

(2)	The above comparison will be made following the application of the applicable early retirement factors and offset adjustments under this Program and Appendix G.

F.05	Benefit Limit. A Participant’s total accrued benefits under all plans, programs, and arrangements in which he or she participates, including the benefit accrued under Section F.04 and all plans included in Section F.04(b), may not exceed 60% of his or her Final Average Salary. If this limit is exceeded, the Participant’s benefit accrued under this Program will be reduced to the extent necessary to satisfy the limit.

(a)	The accrued benefits a Participant has earned under the plans included in Section F.04(b) that are taken into account for purposes of this Section are not limited to those benefits accrued during the time he or she participated in this Program (as described in Section F.04(c)(1)), but instead will count all service with the Affiliated Companies.

(b)	If a participant has previously received a distribution from one of the plans included in Section F.04(b), that previously received benefit applies toward the limit in this Section.

(c)	The Participant’s Final Average Salary is reduced for early retirement applying the factors in Section G.04(c).

(d)	The limit in this Section may not be exceeded even after the benefits under this Program have been enhanced under any Special Agreements.

F.06	Payment of Benefits.

(a)	Benefits will generally be paid in accordance with Section 2.03 of the Plan.

In addition to all other benefit forms otherwise available under this Program, effective as of January 1, 2004, a Participant may elect to have his or her benefits paid in the form of a 75% Joint and Survivor Option. Under this option, the Participant is paid a reduced monthly benefit for life and then, if the Participant’s spouse is still alive, a benefit equal to 75% of the Participant’s monthly benefit is paid to the spouse for the remainder of his or her life. If the spouse is not still alive when the Participant dies, no further payments are made. The determination of the benefit payable under this option will be made utilizing the factors for a 75% Joint and Survivor Option under the provisions of the Northrop Grumman Retirement Plan.

(b)	Except as provided in subsection (c), benefits will commence as of the first day of the month following the Participant’s Termination of Employment or, if later, as of the date the Participant’s early retirement benefit commences under the Qualified Plans.

(c)	If a Participant has a Termination of Employment because of Disability before the Participant is eligible for an early retirement benefit from a Qualified Plan, benefits may commence immediately, subject to adjustment for early commencement using the applicable factors and methodologies under Sections F.04(a)(2) and F.04(c)(3).

(d)	If a Participant dies after commencement of benefits, any survivor benefits will be paid in accordance with the form of benefit selected by the Company. If a Participant dies prior to commencement of benefits, payment will be made under Section F.07.

The distribution rules under this Section only apply to Grandfathered Amounts. See Appendix 1 and Appendix 2 for distribution rules that apply to other Plan benefits.

F.07	Preretirement Death Benefits. If a Participant dies before benefits commence, preretirement surviving spouse benefits are payable under this Program if his or her surviving spouse is eligible for a qualified preretirement survivor annuity (as required under section 401(a)(11) of the Code) from a Qualified Plan.

(a)	Amount and Form of Preretirement Death Benefit. A preretirement death benefit paid to a surviving spouse is the survivor benefit portion of a 100% joint-and-survivor annuity calculated using the survivor annuity factors under the Northrop Grumman Pension Plan in an amount determined as follows:

(1)	First, the Participant’s gross benefit under Section F.04(a) will be calculated and reduced, as necessary, for early retirement using the factors in Section F.04(a)(2) and adjusted, as necessary, in accordance with Section F.04(d);

(2)	Second, the target preretirement death benefit under this Program will be calculated by applying the appropriate 100% joint-and-survivor annuity factor (as provided in the Northrop Grumman Pension Plan) to the amount determined in (1); and

(3)	Third, the target preretirement death benefit determined in (2) will be reduced by the preretirement death benefits, if any, payable under all defined benefit retirement plans, programs, and arrangements maintained by the Affiliated Companies, whether qualified or nonqualified, that are otherwise included in the offsets described under Section F.04(b) such that the sum of the preretirement death benefit payments made to the surviving spouse under all plans, including this Program, will equal, at all times, the level of payments determined to be the target preretirement death benefit (subject to the benefit limit described in Section G.05(a)).

(b)	Timing of Preretirement Death Benefit.

(1)	Benefits commence as of the first day of the month following the death of the Participant, subject to adjustment for early commencement using the applicable factors under G.04(c).

(2)	If there is a dispute as to whom payment is due, the Company may delay payment until the dispute is settled.

(c)	No benefit is payable under this Program with respect to a spouse after the spouse dies.

The distribution rules under this Section only apply to Grandfathered Amounts. See Appendix 1 and Appendix 2 for distribution rules that apply to other Plan benefits.

F.08	Individual Arrangements. This Section applies to a Participant who has an individually-negotiated arrangement with the Company for supplemental retirement benefits.

(a)	This Section is intended to coordinate the benefits under this Program with those of any individually-negotiated arrangement. Participants with such arrangements will be paid the better of the benefits under the arrangement or under Sections F.04 or F.07 (as limited by F.05).

(b)	In no case will duplicate benefits be paid under this Program and such an individual arrangement. Any payments under this Program will be counted toward the Company’s obligations under an individual arrangement, and vice-versa.

(c)	If the benefit under an individually-negotiated arrangement exceeds the one payable under this Program, then the individual benefit will be substituted as the benefit payable under this Program (even if it exceeds the limit under F.05).

(d)	To determine which benefit is greater, all benefits will be compared, subject to adjustment for early retirement using the applicable factors and methodologies under Sections F.04(a)(2) and F.04(c)(3).

(e)	For purposes of (d), the individually-negotiated benefit will be determined in accordance with all of its terms and conditions. Nothing in this Section is meant to alter any of those terms and conditions.

(f)	This Section does not apply to the Special Agreements.

F.09	Actuarial Assumptions: The following defined terms and actuarial assumptions will be used to the extent necessary to convert benefits to straight life annuity form commencing at the Participant’s Normal Retirement Date under Sections F.04 and F.08:

Interest: Five percent (5%)

Mortality: The applicable mortality table which would be used to calculate a lump sum value for the benefit under the Qualified Plans.

Increase in Code Section 415 Limit: 2.8% per year.

Variable Unit Values: Variable Unit Values are presumed not to increase for future periods after commencement of benefits.

F.10	Forfeiture of Benefits. Notwithstanding any other provision of this Program, this Section applies to a Participant’s total accrued benefit under this Program earned after 2010.

(a)	Determination of a Forfeiture Event. The Compensation Committee or its delegate will, in its sole discretion, determine whether a Forfeiture Event (as defined in subsection (b)) has occurred; provided that no Forfeiture Event shall be incurred by a Participant who has a termination of employment due to mandatory retirement pursuant to Company policy. Such a determination may be made by the Compensation Committee or its delegate for up to one year following the date that the Compensation Committee has actual knowledge of the circumstances that could constitute a Forfeiture Event.

Effective as of December 20, 2011, notwithstanding the foregoing, no Forfeiture Event shall be incurred by a Participant who, within the two year period following a Change in Control (as defined in the Northrop Grumman 2011 Long-Term Incentive Stock Plan or successor plan in effect at the time the relevant event occurs (LTISP)), is involuntarily terminated for reasons other than Cause or voluntarily terminates for Good Reason. The terms ‘Cause’ and ‘Good Reason’ shall be defined in accordance with LTISP and its associated grant certificates. This Section F.10 may not be amended during the two year period commencing on the date of such a Change in Control.

(b)	Forfeiture Event Defined. A “Forfeiture Event” means that, while employed by any of the Affiliated Companies or at any time in the two year period immediately following the Participant’s last day of employment by one of the Affiliated Companies, the Participant, either directly or indirectly through any other person, is employed by, renders services (as a director, consultant or otherwise) to, has any ownership interest in, or otherwise participates in the financing, operation, management or control of, any business that is then in competition with the business of any of the Affiliated Companies. A Participant will not, however, be considered to have incurred a Forfeiture Event solely by reason of owning up to (and not more than) two percent (2%) of any class of capital stock of a corporation that is registered under the Securities Exchange Act of 1934.

(c)	Forfeiture of Benefits.

(1)	If the Compensation Committee or its delegate determines that a Forfeiture Event has occurred, the relevant Participant may forfeit up to 100% of his or her total accrued benefit under this Program earned after 2010. The amount forfeited, if any, will be determined by the Compensation Committee or its delegate in its sole discretion, and may consist of all or a portion of the Program benefits earned after 2010 and not yet paid.

(2)	Program benefits earned by a Participant after 2010 shall be deemed to constitute a proportionate share of each payment of benefits that is not a Grandfathered Amount for purposes of determining the portion of each such payment to be forfeited under subsection (1).

(3)	Any forfeiture pursuant to this Section will also apply with respect to survivor benefits or benefits assigned under a Qualified Domestic Relations Order.

(d)	Coordination with 60% Benefit Limit. For purposes of applying the 60% of Final Average Salary benefit limit of Section F.05, or any other similar provision in other plans, programs and arrangements of the Affiliated Companies, such benefit limit will be applied as if no forfeiture occurred under this Section F.10.

(e)	Notice and Claims Procedure.

(1)	The Company will provide timely notice to any Participant who incurs a forfeiture pursuant to this Section F.10. Any delay by the Company in providing such notice will not otherwise affect the amount or timing of any forfeiture determined by the Compensation Committee or its delegate.

(2)	The procedures set forth in the Company’s standardized Northrop Grumman Nonqualified Plans Claims and Appeals Procedures (“Claims Procedures”) will apply to any claims and appeals arising out of or related to any forfeiture under this Section F.10, except as provided below:

(A)	The Compensation Committee, or its delegate, will serve in place of the designated decision-makers on any such claims and appeals.

(B)	After a claimant has exhausted his remedies under the Claims Procedures, including the appeal stage, the claimant forgoes any right to file a civil action under ERISA section 502(a), but instead may present any claims arising out of or related to any forfeiture under this Section F.10 to final and binding arbitration in the manner described below:

(i)	A claimant must file a demand for arbitration no later than one year following a final decision on the appeal under the Claims Procedures. After such period, no claim for arbitration may be filed, and the decision becomes final. A claimant must deliver a demand for arbitration to the Company’s General Counsel.

(ii)	Any claims presented shall be settled by arbitration consistent with the Federal Arbitration Act, and consistent with the then-current Arbitration Rules and Procedures for Employment Disputes, or equivalent, established by JAMS, a provider of private dispute resolution services.

(iii)	The parties will confer to identify a mutually acceptable arbitrator. If the parties are unable to agree on an arbitrator, the parties will request a list of proposed arbitrators from JAMS and:

(a)	If there is an arbitrator on the list acceptable to both parties, that person will be selected. If there is more than one arbitrator on the list acceptable to both parties, each party will rank each arbitrator in order of preference, and the arbitrator with the highest combined ranking will be selected.

(b)	If there is no arbitrator acceptable to both parties on the list, the parties will alternately strike names from the list until only one name remains, who will be selected.

(iv)	The fees and expenses of the arbitrator will be borne equally by the claimant and the Company. Each side will be entitled to use a representative, including an attorney, at the arbitration. Each side will bear its own deposition, witness, expert, attorneys’ fees, and other expenses to the same extent as if the matter were being heard in court. If, however, any party prevails on a claim, which (if brought in court) affords the prevailing party attorneys’ fees and/or costs, then the arbitrator may award reasonable fees and/or costs to the prevailing party to the same extent as would apply in court. The arbitrator will resolve any dispute as to who is the prevailing party and as to the reasonableness of any fee or cost.

(v)	The arbitrator will take into account all comments, documents, records, other information, arguments, and theories submitted by the claimant relating to the claim, or considered by the Compensation Committee or its delegate relating to the claim, but only to the extent that it was previously provided as part of the initial decision or appeal request on the claim.

The arbitrator may grant a claimant’s claim only if the arbitrator determines it is justified based on: (a) the Compensation Committee, or its delegate erred upon an issue of law in the appeal request, or (b) the Compensation Committee’s, or its delegate’s, findings of fact during the appeal process were not supported by the evidence.

(vi)	The arbitrator shall issue a written opinion to the parties stating the essential findings and conclusions upon which the arbitrator’s award is based. The decision of the arbitrator will be final and binding upon the claimant and the Company. A reviewing court may only confirm, correct, or vacate an award in accordance with the standards set forth in the Federal Arbitration Act, 9 U.S.C. §§ 1-16.

(vii)	In the event any court finds any portion of this procedure to be unenforceable, the unenforceable section(s) or provision(s) will be severed from the rest, and the remaining section(s) or provisions(s) will be otherwise enforced as written.

(f)	Application. Should a Forfeiture Event occur, this Section F.10 is in addition to, and does not in any way limit, any other right or remedy of the Affiliated Companies, at law or otherwise, in connection with such Forfeiture Event.

F.11	Transfer of Liabilities to HII. Northrop Grumman Corporation distributed its interest in Huntington Ingalls Industries, Inc. (“HII”) to its shareholders on March 31, 2011 (the “HII Distribution Date”). Pursuant to an agreement between Northrop Grumman Corporation and HII, on the HII Distribution Date certain employees and former employees of HII ceased to participate in the Program and the liabilities for these participants’ benefits under the Program were transferred to HII. On and after the HII Distribution Date, the Company and the Program, and any successors thereto, shall have no further obligation or liability to any such participant with respect to any benefit, amount, or right due under the Program.

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IN WITNESS WHEREOF, this Amendment and Restatement is hereby executed by a duly authorized officer on this 27th day of January, 2012.

NORTHROP GRUMMAN CORPORATION

By:	/s/ Denise M. Peppard
Denise Peppard
Corporate Vice President and
Chief Human Resources Officer